EXHIBIT 99.1

Arbutus Reports Third Quarter 2026 Financial Results and Provides Corporate Update

Maintained strong financial position with cash, cash equivalents and marketable securities of $337.5M as of September 30, 2026, including receipt of cash dividend of $67.3M from Genevant

Successfully returned $230M of capital to shareholders via tender offer in early October 2026

Expanded international patent infringement enforcement against Pfizer and BioNTech by filing new lawsuits in Japan and amending a previously filed Canadian lawsuit to add an additional LNP patent

FDA lifted clinical hold on IND application for AB-101, an oral PD-L1 inhibitor

WARMINSTER, Pa., Nov. 10, 2026 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company focused on infectious disease, today reported third quarter 2026 financial results and provided a corporate update.

“This has been a busy and productive quarter for the Arbutus team,” said Lindsay Androski, President and CEO of Arbutus. “I would like to congratulate our finance team, which successfully returned a substantial portion of Moderna’s first patent infringement payment to shareholders, and our R&D team, for achieving the lift of the 2023 U.S. FDA clinical hold on our oral PD-L1 inhibitor, AB-101, following a successful Phase 1 trial abroad. We look forward to continuing this momentum in Q4 and beyond.”

LNP Litigation

  Arbutus today announced that the Company and Genevant have filed additional lawsuits in Japan seeking to enforce patents protecting their innovative lipid nanoparticle (“LNP”) technology against Pfizer Japan Inc., as well as an amendment of a previously filed lawsuit in Canada against Pfizer, BioNTech and certain of their affiliates (together “Pfizer/BioNTech”) to include infringement of a newly issued LNP patent. Arbutus and Genevant are seeking monetary relief, as well as injunctions against Pfizer/BioNTech’s mRNA-LNP COVID-19 vaccines and any other products that infringe the asserted patents. In one lawsuit filed in Japan, which provides for submission of evidence at the time of case filing, Arbutus and Genevant submitted testing results of commercial Pfizer/BioNTech product samples sourced from the U.S. and Europe which establish that the samples contain LNPs falling under the protective scope of the claims of the Company’s lipid composition patent. The newly filed cases are:

    Japan: Tokyo District Court Case seeking a permanent injunction and damages for infringement of Japanese Patent No. 5,475,753.
    Japan: Tokyo District Court Case seeking a permanent injunction and damages for infringement of Japanese Patent No. 7,936,499.

Additionally, the previously filed Canadian case (Federal Court of Canada File No. T-3200-26) was amended to add claims for Pfizer/BioNTech’s infringement of newly issued Canadian Patent No. 2,767,127.

  In July 2026, Arbutus, along with Genevant, filed three international lawsuits against Pfizer/BioNTech seeking to enforce patents protecting the Company’s patented LNP technology across 21 countries.

  In March 2026, Arbutus, along with its exclusive licensee, Genevant Sciences (“Genevant”), entered into a settlement agreement to resolve all global patent infringement litigation and patent revocation proceedings involving Moderna (the “Moderna Settlement Agreement”). As part of the settlement, Moderna paid Arbutus and Genevant $950 million in July 2026 (the “Noncontingent Settlement Payment”) and will pay an additional $1.3 billion contingent upon an appellate ruling that 28 U.S.C. §1498 does not bar Arbutus’ and Genevant’s claims against Moderna for patent infringement, except as to doses characterized by the district court as having gone to U.S. government employees (the “Moderna §1498 Appeal”). In July 2026, the Company received $178.4 million as its share of the Noncontingent Settlement Payment, which includes reimbursement of the Company’s litigation costs. On November 5, 2026, expedited oral argument was held at the U.S. Court of Appeals for the Federal Circuit regarding the Moderna §1498 Appeal, and a decision is forthcoming. For more information about the terms and conditions of the settlement with Moderna, including the contingent payment, please refer to Arbutus’ Quarterly Report on Form 10-Q to be filed with the SEC on November 10, 2026 and Annual Report on Form 10-K filed with the SEC on March 23, 2026.

Corporate Updates

  In early October 2026, the Company successfully completed its modified “Dutch Auction” tender offer (the “Offer”), returning $230 million of capital to shareholders. The Offer followed the Company’s receipt of $178.4 million in July 2026 as its share of the Noncontingent Settlement Payment and a cash dividend of $67.3 million from Genevant in September 2026, which represented a distribution of Genevant’s earnings in connection with the Noncontingent Settlement Payment. In the Offer, the Company purchased 46 million common shares for cancellation at $5.00 per share, representing approximately 23% of its issued and outstanding common shares as of September 29, 2026.

  In October 2026, the U.S. Food and Drug Administration (“FDA”) lifted the clinical hold on the Investigational New Drug (“IND”) application for AB-101, allowing the Company to engage in additional clinical development of AB-101 in the United States. Arbutus is evaluating next steps for the continued development of AB-101.

Financial Results

Cash, Cash Equivalents and Investments

As of September 30, 2026, the Company had cash, cash equivalents and investments in marketable securities of $337.5 million compared to $91.5 million as of December 31, 2025. The Company returned $230 million of capital to shareholders in early October 2026 in connection with the completion of the Offer. During the nine months ended September 30, 2026, the Company received $225.7 million of net cash from operating activities and received $19.3 million of proceeds from the exercise of stock options.

Revenue

Total revenue was $0.3 million for the quarter ended September 30, 2026, compared to $0.5 million for the same period in 2025. The decrease of $0.2 million was due primarily to a decrease in license royalty revenues, primarily due to a decline in Alnylam’s sales of ONPATTRO.

Operating Expenses

Research and development expenses were $2.6 million for the quarter ended September 30, 2026, compared to $5.8 million for the same period in 2025. The decrease of $3.2 million was due primarily to cost savings from the Company’s decisions to reduce its workforce and discontinue in-house scientific research, as well as lower clinical trial costs as studies neared completion.

General and administrative expenses were $8.0 million for the quarter ended September 30, 2026, compared to $3.0 million for the same period in 2025. This increase was due primarily to higher employee compensation-related expenses driven by the one-time cash bonuses paid to the Company’s executives in consideration of the significant efforts and accomplishments associated with Moderna Settlement Agreement.

There were no restructuring costs in the quarter ended September 30, 2026, compared to $0.1 million for the same period in 2025.

Net Income/Loss

For the quarter ended September 30, 2026, the Company’s net income was $59.1 million, or net income of $0.30 per basic and diluted common share, as compared to a net loss of $7.7 million, or a net loss of $0.04 per basic and diluted common share, for the quarter ended September 30, 2025.

Outstanding Shares

As of September 30, 2026, the Company had 199.3 million common shares issued and outstanding, as well as 6.4 million stock options and unvested restricted stock units outstanding.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND LOSS (in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue
Collaborations and licenses	$158	$280	$564	$11,809
License revenue from Genevant	—	—	179,373	—
Non-cash royalty revenue	141	249	502	1,223
Total revenue	299	529	180,439	13,032
Operating expenses
Research and development	2,617	5,778	9,635	20,235
General and administrative	7,955	3,044	17,711	12,204
Change in fair value of contingent consideration	221	268	643	827
Restructuring costs	—	98	—	12,636
Total operating expenses	10,793	9,188	27,989	45,902
(Loss) income from operations	(10,494)	(8,659)	152,450	(32,870)
Other income
Dividend income	67,252	—	67,252	—
Interest income	2,370	952	4,027	3,191
Interest expense	(11)	(23)	(46)	(79)
Foreign exchange gain (loss)	(2)	(12)	(16)	13
Total other income	69,609	917	71,217	3,125
Net income (loss)	$59,115	$(7,742)	$223,667	$(29,745)
Net income (loss) per common share
Basic	$0.30	$(0.04)	$1.14	$(0.16)
Diluted	$0.30	$(0.04)	$1.13	$(0.16)
Weighted average number of common shares
Basic	198,678,140	191,778,950	196,673,330	191,347,969
Diluted	199,628,265	191,778,950	197,658,254	191,347,969

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	September 30, 2026	December 31, 2025
Cash, cash equivalents and marketable securities, current	$337,490	$91,471
Accounts receivable and other current assets	2,077	2,985
Total current assets	339,567	94,456
Property and equipment, net of accumulated depreciation and impairment	—	32
Other non-current assets	131	130
Total assets	$339,698	$94,618
Accounts payable and accrued liabilities	$11,605	$5,459
Lease liability, current	328	547
Obligation to repurchase shares	230,000	—
Total current liabilities	241,933	6,006
Liability related to sale of future royalties	2,981	3,442
Contingent consideration	9,038	8,395
Lease liability, non-current	—	199
Total stockholders’ equity	85,746	76,576
Total liabilities and stockholders’ equity	$339,698	$94,618

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Nine Months Ended September 30,
	2026	2025
Net income (loss)	$223,667	$(29,745)
Non-cash items	3,315	6,609
Change in deferred license revenue	—	(10,434)
Other changes in working capital	(1,298)	(1,387)
Net cash provided by (used in) operating activities	225,684	(34,957)
Net cash provided by investing activities	1,042	16,941
Net cash provided by financing activities	19,473	4,081
Effect of foreign exchange rate changes on cash and cash equivalents	(16)	13
Increase (decrease) in cash and cash equivalents	246,183	(13,922)
Cash and cash equivalents, beginning of period	18,008	36,330
Cash and cash equivalents, end of period	264,191	22,408
Investments in marketable securities	73,299	71,294
Cash, cash equivalents and marketable securities, end of period	$337,490	$93,702

About Imdusiran (AB-729)

Imdusiran is an RNAi therapeutic specifically designed to reduce all hepatitis B viral proteins and antigens, including hepatitis B surface antigen (“HBsAg”), which is thought to be a key prerequisite to enable reawakening of a patient’s immune system to control the virus. Imdusiran targets hepatocytes using Arbutus’ novel covalently conjugated N-Acetylgalactosamine delivery technology enabling subcutaneous delivery. In Arbutus’ Phase 2a clinical trials, eight patients with chronic hepatitis B (“cHBV”) achieved functional cure following treatment with imdusiran and nucleos(t)ide analogue (“NA”) therapy in combination with either pegylated interferon alfa-2a or low dose nivolumab plus an immunotherapeutic. To date, all eight patients remain virally suppressed and off NA therapy, with five out of the eight patients continuing to sustain functional cure for over two years. An additional 41 patients across the Company’s Phase 2a clinical trials were able to remain off NA therapy for at least 48 weeks during their Phase 2a clinical trials following treatment with imdusiran. Two additional patients who discontinued NA therapy in their Phase 2a clinical trials have now achieved functional cure during their participation in long-term follow-up. Functional cure is defined as sustained HBsAg seroclearance and hepatitis B virus deoxyribonucleic acid (“HBV DNA”) less than the lower limit of quantification after 24 weeks off treatment, with or without anti-hepatitis B surface antibodies. Clinical data generated thus far has shown imdusiran to be generally safe and well-tolerated, while also providing meaningful reductions in HBsAg and HBV DNA.

About AB-101

AB-101 is an oral PD-L1 inhibitor candidate that is designed to allow for controlled checkpoint blockade while minimizing the systemic safety issues typically seen with checkpoint antibody therapies. Immune checkpoints such as PD-1/PD-L1 play an important role in the induction and maintenance of immune tolerance and in T-cell activation, for example against hepatitis B virus (“HBV”). In Arbutus’ Phase 1a/1b clinical trial, AB-101 was generally well-tolerated with evidence of high receptor occupancy.

About HBV

Hepatitis B is a potentially life-threatening liver infection caused by HBV. HBV can cause chronic infection which leads to a higher risk of death from cirrhosis and liver cancer. cHBV infection represents a significant unmet medical need. The World Health Organization estimates that over 250 million people worldwide suffer from cHBV infection, while other estimates indicate that approximately 2 million people in the United States suffer from cHBV infection. Approximately 1.1 million people die every year from complications related to cHBV infection despite the availability of effective vaccines and current treatment options.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The Company is currently developing imdusiran (AB-729) and an oral PD-L1 inhibitor (AB-101) for the treatment of cHBV infection. The Company is also consulting closely with and supporting its exclusive licensee, Genevant, to protect and defend its intellectual property, which is the subject of on-going lawsuits against Pfizer/BioNTech for use of Arbutus’ patented LNP technology in their COVID-19 vaccines. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about: the Company’s plans for the development of imdusiran and AB-101; the potential to lead to a functional cure for HBV and/or the discontinuation of HBV therapies after treatment with Arbutus’ product candidates; the durability of clinical benefits from Arbutus’ product candidates; the potential for Arbutus’ product candidates to achieve success in clinical trials; the potential for regulatory approval of Arbutus’ product candidates, Arbutus’ pipeline and development plans for its cHBV programs; and Arbutus’ plans with respect to ongoing patent litigation matters, including the expected timing thereof.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of clinical trials, and the usefulness of the data; the continued demand for Arbutus’ assets; the Company’s financial performance; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: ongoing and anticipated clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ product candidates; uncertainties associated with litigation generally and patent litigation specifically; economic and market conditions may worsen; market shifts may require a change in strategic focus; and risks related to the sufficiency of Arbutus’ cash resources for its foreseeable and unforeseeable operating expenses and capital expenditures.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sec.gov and at www.sedarplus.ca. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Arbutus Biopharma Corporation / ir@arbutusbio.com